CERTIFICATE OF DESIGNATION, PREFERENCES, AND RIGHTS

OF

SERIES A PREFERRED STOCK

OF

SECURUS TECHNOLOGIES, INC.

The undersigned, Dennis Reinhold, hereby certifies that:

I.             He is the duly elected and acting Secretary of Securus Technologies, Inc., a Delaware corporation (the “Corporation”).

II.           The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the issuance of 10,000 shares of Preferred Stock, $.001 par value per share (“Preferred Stock”).

III.        The following truly and correctly reflects, in all substantive aspects, resolutions of the Board of Directors of the Corporation (the “Board of Directors”), duly adopted at a meeting of the Board of Directors on December 15, 2007 pursuant to the authority contained in the Certificate of Incorporation and the by-laws of the Corporation, and in accordance with Section 242 and 151 of the General Corporation Law of the State of Delaware, which constituted all requisite action on the part of the Corporation for the adoption of such resolutions, which resolutions remain in full force and effect on the date hereof:

RESOLUTIONS

WHEREAS, the Board of Directors is authorized pursuant to the authority contained in the Certificate of Incorporation to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a series of Preferred Stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series;

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a series of Preferred Stock and the number of shares constituting such series and fixes the designations, powers, preferences, rights, qualifications, limitations, restrictions and privileges, in addition to those set forth in the Certificate of Incorporation, relating to such series as follows:

1.            Designation. A series of Preferred Stock is hereby designated and to be known as “Series A Convertible Preferred Stock” (the “Series A Preferred Stock”). The number of shares designated as Series A Preferred Stock shall be 5,100, $0.001 par value per share. The Series A Preferred Stock shall have the following powers, preferences, rights, qualifications, limitations, restrictions and privileges:

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2.	Dividends.

(a)          Preferred Dividends. The holders of Series A Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative annual dividends, when and as may be declared from time to time by the Board of Directors of the Corporation at an annual rate per share equal to twelve and one half percent (12.5%) of the Base Amount. Such amount shall be compounded annually such that if the dividend is not paid for such period the unpaid amount shall be added to the original purchase price paid per share of the Series A Preferred Stock for purposes of calculating the succeeding period’s dividends. Such dividends shall be deemed to accrue on the Series A Preferred Stock and be cumulative, whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. If such cumulative dividends in respect of any prior or current annual dividend period shall not have been declared and paid, or if there shall not have been a sum sufficient for the payment therefor set apart, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart with respect to any other capital stock of the Corporation, now or hereafter outstanding. Anything contained herein to the contrary notwithstanding, the accrued dividends on each share of Series A Preferred Stock shall be immediately due and payable upon the occurrence of any of the following events:

(1)	A Qualified Public Offering;
(2)	A Reorganization; or

(3)          if permitted by law or contract, a conversion of any such share of Series A Preferred Stock into Common Stock.

3.	Liquidation, Dissolution or Winding Up
(a)	Treatment at Liquidation, Dissolution or Winding Up.

(i)          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to reserve, prior and in preference to any distribution that may be made with respect to the Common Stock, Class B Common Stock or any other series of capital stock, out of the assets of the Corporation available for distribution to holders of the Corporation’s capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to the greater of (i)(A) the Base Amount plus (B) all accrued and unpaid dividends thereon, whether or not declared, since the date of issue up to and including the date full payment is tendered to the holders of the Series A Preferred Stock with respect to such liquidation, dissolution or winding up (collectively, the “Liquidation Amount”) or (ii) such amount per share of Series A Preferred Stock as would have been payable had each such share been converted into Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5. If the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Series A Preferred Stock the Liquidation Amount to which they are entitled, the holders of the Series A Preferred Stock shall share ratably in any distribution of assets according to the amounts which would be payable with

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respect to the shares of Series A Preferred Stock held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full.

(ii)        After the payment of the Liquidation Amount shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments, the holders of the Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Corporation, and the remaining assets of the Corporation legally available for distribution to its stockholders shall be distributed among the holders of other classes of securities of the Corporation in accordance with their respective terms.

(b)          Treatment of Reorganizations. Any Reorganization shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 3; provided, however, that each holder of Series A Preferred Stock shall have the right to elect the benefits of the provisions of Section 5(f) hereof, if applicable, in lieu of receiving payment of amounts payable upon liquidation, dissolution or winding up of the Corporation pursuant to this Section 3.

(c)          Distributions in Cash. The Liquidation Amount shall in all events be paid in cash. Whenever a distribution provided for in this Section 3 is paid in property other than cash, the value of such distribution shall be the fair market value of such property as reasonably determined in good faith by the Board of Directors of the Corporation.

4.            Voting Power. Except as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to vote on all matters and shall be entitled to that number of votes equal to the largest number of whole shares of Common Stock into which such holder’s shares of Series A Preferred Stock would then be convertible, pursuant to the provisions of Section 5 hereof, at the record date for the determination of stockholders entitled to vote on such matter or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series A Preferred Stock, Common Stock, and Class B Common Stock shall vote together as a single class on all matters. In all cases where the holders of shares of Series A Preferred Stock have the right to vote separately as a class as required by law, such holders shall be entitled to one vote for each share held by them.

5.            Conversion. The holders of the Preferred Stock shall have following rights with respect to the conversion of the Preferred Stock into shares of Common Stock:

(a)          Right to Convert. Subject to and in compliance with the provisions of this Section 5, each share of the Preferred Stock may, at the option of the holder, be converted at any time into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Applicable Conversion Rate (determined as provided in Section 5(b)) by the number of shares of Series A Preferred Stock being converted. In computing the number of shares of Common Stock to be received by the holder upon such conversion, the holder may elect to convert all or any portion of dividends on the Series A

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Preferred Stock that have accrued pursuant to Section 2 but remains unpaid into that number of shares of Common Stock equal to the product obtained by multiplying (A) the quotient of (x) the amount of unpaid dividends such holder elects to convert, divided by (y) the Base Amount, and (B) the Applicable Conversion Rate.

(b)          Applicable Conversion Rate. The conversion rate in effect at any time (the “Applicable Conversion Rate”) shall be the quotient obtained by dividing the Base Amount by the Applicable Conversion Value, calculated as provided in Section 5(c).

(c)          Applicable Conversion Value. The Applicable Conversion Value shall be the Base Amount, as adjusted from time to time in accordance with this Section 5.

(d)	Adjustments to Applicable Conversion Value.

(i)           (A)        Upon Issuance of Common Stock. If the Corporation shall, while there are any shares of Series A Preferred Stock outstanding, issue or sell (or in accordance with Section 5(d)(i)(B) below is deemed to have issued or sold) shares of its Common Stock without consideration or at a price per share less than the Applicable Conversion Value in effect immediately prior to such issuance or sale, then in each such case such Applicable Conversion Value for the Series A Preferred Stock, shall be reduced, concurrently with each such issuance or sale, except as hereinafter provided, so as to be equal to an amount determined by multiplying the Applicable Conversion Value by a fraction:

(1)          the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock, plus (b) the number of shares of Common Stock which the net aggregate consideration, if any, received by the Corporation for the total number of such additional shares of Common Stock so issued would purchase at the Applicable Conversion Value in effect immediately prior to such issuance, and

(2)          the denominator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to the issuance of such additional shares of Common Stock plus (b) the number of such additional shares of Common Stock so issued.

(B)	Upon Issuance of Warrants, Options and Rights to Common Stock.

(1)          For the purposes of this Section 5(d)(i), the issuance of any warrants, options, subscriptions, or purchase rights with respect to shares of Common Stock and the issuance of any securities convertible into or exchangeable for shares of Common Stock (or the issuance of any warrants, options or any rights with respect to such convertible or exchangeable securities) shall be deemed an issuance of such Common Stock at such time if the Net Consideration Per Share (as hereinafter determined) which may be received by the Corporation for such Common Stock shall be less than the Applicable Conversion Value at the time of such issuance. Any obligation, agreement, or

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undertaking to issue warrants, options, subscriptions, or purchase rights at any time in the future shall be deemed to be an issuance at the time such obligation, agreement or undertaking is made or arises. No adjustment of the Applicable Conversion Value shall be made under this Section 5(d)(i) upon the issuance of any shares of Capital Stock which are issued pursuant to the exercise of any warrants, options, subscriptions, or purchase rights or pursuant to the exercise of any conversion or exchange rights in any convertible securities if any adjustment shall previously have been made or deemed not required hereunder, upon the issuance of any such warrants, options, subscription or purchase rights or upon the issuance of any convertible securities (or upon the issuance of any warrants, options or any rights therefor) as provided above. If the Net Consideration Per Share of any such warrants, options, subscriptions, or purchase rights or convertible securities is reduced from time to time, then, upon the effectiveness of each such change, the Applicable Conversion Value shall be adjusted to such Applicable Conversion Value as would have been obtained (a) had the adjustments made upon the issuance of such warrants, options, rights, or convertible securities been made upon the basis of the reduced Net Consideration per share of such securities, and (b) had adjustments made to the Applicable Conversion Value since the date of issuance of such securities been made to the Applicable Conversion Value as adjusted pursuant to (a) above.

(2)          For purposes of this paragraph, the “Net Consideration Per Share” which may be received by the Corporation shall be determined as follows:

(i)           The Net Consideration Per Share shall mean the amount equal to the total amount of consideration, if any, received by the Corporation for the issuance of such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities, plus the minimum amount of consideration, if any, payable to the Corporation upon exercise or conversion thereof, divided by the aggregate number of shares of Common Stock that would be issued if all such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities were exercised, exchanged, or converted.

(ii)          The “Net Consideration Per Share” which may be received by the Corporation shall be determined in each instance as of the date of issuance of warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities without giving effect to any possible future upward price adjustments or rate adjustments which may be applicable with respect to such warrants, options, subscriptions, or other purchase rights or convertible or exchangeable securities.

(C)         Upon Issuance of Stock Dividends. In the event the Corporation shall declare, pay or issue a dividend or other distribution payable in Common Stock or securities of the Corporation convertible into or otherwise exchangeable for the Common Stock of the Corporation, then such Common Stock or other securities issued in payment of such dividend shall be deemed to have been issued without consideration (except for

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dividends payable in shares of Common Stock payable pro rata to holders of Series A Preferred Stock and to holders of any other class of stock).

(D)         Consideration Other than Cash. For purposes of this Section 5(d), if a part or all of the consideration received by the Corporation in connection with the issuance of shares of the Common Stock or the issuance of any of the securities described in this Section 5(d) consists of property other than cash, such consideration shall be deemed to have a fair market value as is reasonably determined in good faith by the members of the Board of Directors of the Corporation.

(E)         Exceptions. This Section 5(d)(i) shall not apply under any of the circumstances which would constitute an Extraordinary Common Stock Event (as defined in Section 5(d)(ii)). Further, the provisions of this Section 5(d) shall not apply to shares issued when such issuance is (1) upon conversion of shares of Series A Preferred Stock, (2) pursuant to any compensatory incentive plan approved by the Corporation’s board of directors, (3) pursuant to the exercise of any options or warrants outstanding on the date shares of Series A Preferred Stock are first issued, and (4) in connection with an acquisition transaction, building or equipment lease transaction, bank loan transaction, or strategic alliance or partnering arrangement that is not primarily for equity financing purposes and that is approved by the Corporation’s board of directors (including at least one director that beneficially owns Series A Preferred Stock).

(ii)          Upon Extraordinary Common Stock Event. Upon the happening of an Extraordinary Common Stock Event (as defined in the last sentence of this clause (ii)), the Applicable Conversion Value for the Series A Preferred Stock shall, simultaneously with the happening of such Extraordinary Common Stock Event, be adjusted by multiplying the then effective Applicable Conversion Value with respect to the Series A Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event, and the product so obtained shall thereafter be the Applicable Conversion Value. The Applicable Conversion Value for the Preferred Stock shall be readjusted in the same manner upon the happening of any subsequent Extraordinary Common Stock Event or Events. “Extraordinary Common Stock Event” shall mean (i) issue of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock or any class of capital unless made pro rata to the holders of the Series A Preferred Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of the Common Stock into a smaller number of shares of Common Stock.

(iii)        June 30, 2008 Applicable Conversion Value. If the Corporation’s Credit Facility Cash Flow for the twelve (12) months ended June 30, 2008 is less than $45,000,000, the Applicable Conversion Value shall be $10.

(e)          Upon Reclassification of Common Stock. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of

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shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 5 or by a Reorganization), then and in each such event, the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such capital reorganization, reclassification or other change.

(f)           Upon Reorganization, Merger or Sale of Assets. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 5) or a merger or consolidation of the Corporation with or into another corporation, or the sale of all or substantially all of the Corporation’s properties and assets to any other person, or any transaction or series of related transactions in which more than fifty percent (50%) of the outstanding voting securities of the Corporation (on an as converted basis) is sold or assigned (any of which events is herein referred to as a “Reorganization”), then, as a part of such Reorganization, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the Reorganization, to the end that the provisions of this Section 5 (including adjustment of the Applicable Conversion Value then in effect and the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

Except as otherwise provided in Section 3(b), upon the occurrence of a Reorganization, under circumstances which make the preceding paragraph applicable, each holder of Series A Preferred Stock shall have the option of electing treatment for his shares of Series A Preferred Stock under either this Section 5(f) or Section 3 hereof, notice of which election shall be submitted in writing to the Corporation at its principal offices no later than five (5) business days before the effective date of such Reorganization.

(g)          Certificate as to Adjustments; Notice by Corporation. In each case of an adjustment or readjustment of the Applicable Conversion Rate pursuant to this Section 5, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred Stock a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) of the Corporation, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

(h)          Mechanics of Conversion. To exercise its conversion privilege, a holder of Series A Preferred Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office and shall give written notice to the

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Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Series A Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock being converted, shall be the “Conversion Date.” As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Series A Preferred Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series A Preferred Stock in accordance with the provisions of this Section 5, and cash, as provided in Section 5(i), in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series A Preferred Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Series A Preferred Stock, other than any taxes payable with respect to income by the holders thereof.

(i)           Cash in Lieu of Fractional Shares. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Series A Preferred Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Series A Preferred Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series A Preferred Stock being converted at any one time by any holder thereof, not upon each share of Series A Preferred Stock being converted.

(j)           Partial Conversion. In the event some, but not all, of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

(k)          Reservation of Common Stock. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, the Corporation shall take such corporate

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action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(l)           Minimum Adjustment. Any provision of this Section 5 to the contrary notwithstanding, no adjustment in the Applicable Conversion Value shall be made if the amount of such adjustment would be less than 1% of the Applicable Conversion Value then in effect, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with all amounts so carried forward, aggregates 1% or more of the Applicable Conversion Value then in effect.

6.            No Reissuance of Series A Preferred Stock. No share or shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

7.	Redemption.

(a)          Redemption by Corporation. At the election of the Board of Directors of the Corporation, the Corporation may, to the extent it may do so under applicable law, redeem pro rata from all holders of Series A Preferred Stock, at any time on or after January 1, 2010, some or all of the shares of Series A Preferred Stock outstanding on the date of such redemption (a “Redemption Date”). The redemption price of each share of Series A Preferred Stock redeemed pursuant to this Section 7(a) shall be equal to the greater of (i) the Liquidation Amount and (ii) fair market value thereof, as of the date of such proposed redemption, as reasonably determined in good faith by the Board of Directors of the Corporation; provided, however, that (x) if the aggregate shares of Series A Preferred Stock outstanding represents a minority interest in the Corporation, there shall be no discount on account thereof, and (y) in no event shall the aggregate purchase price to be paid for such Shares being redeemed be less than the Base Amount, together with all accrued and unpaid dividends (whether or not declared) thereon to be calculated and paid through and including the date of redemption (the “Per Share Redemption Price”).

(b)          Redemption Notice. If an election to redeem is made pursuant to Section 7(a) hereof, the Corporation shall provide written notice of such election, postage prepaid, to each holder of Series A Preferred Stock, not later than 30 days before the date fixed for each redemption pursuant to Section 7(a) (hereinafter referred to as the “Redemption Notice”) shall be mailed by the Corporation, postage prepaid, to each holder of record of Series A Preferred Stock at its address shown on the records of the Corporation. The Redemption Notice shall contain (i) the number of shares of Series A Preferred Stock held by the holder and the total number of shares of Series A Preferred Stock held by all holders subject to redemption as of such Redemption Date, (ii) the Redemption Date, and (iii) the applicable Per Share Redemption Price. Any holder of Series A Preferred Stock who wishes to do so may, by giving notice to the Corporation prior to a Redemption Date, convert into Common Stock any or all of the shares of Series A Preferred Stock held by him and scheduled for redemption on such Redemption Date. In the event the Corporation does not provide a Redemption Notice, the option of the holders of

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Series A Preferred Stock to convert their Series A Preferred Stock into Common Stock pursuant to Section 5 hereof shall be extended beyond such Redemption Date to a date which is 30 days from the date that the Corporation mails a Redemption Notice in regard to such Redemption Date.

(c)          Surrender of Certificates. Each holder of shares of Series A Preferred Stock to be redeemed under this Section 7 shall surrender the certificate or certificates representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Per Share Redemption Price for each share to be redeemed as set forth in this Section 7 shall be paid to the order of the person whose name appears on such certificate or certificates. Irrespective of whether the certificates therefor shall have been surrendered, all shares of Series A Preferred Stock which are the subject of the Redemption Notice shall be deemed to have been redeemed and shall be canceled effective as of the Redemption Date of such Redemption Notice, unless the Corporation shall default in the payment of the Per Share Redemption Price for any share of Series A Preferred Stock to be redeemed.

8.            No Dilution or Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of the Series A Preferred Stock set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Corporation (a) shall not increase the par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series A Preferred Stock set forth herein.

9.            Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or to effect any capital reorganization of the Corporation, or any Reorganization, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, then and in each such event the Corporation give to each holder of Series A Preferred Stock a written notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such capital reorganization, reclassification, recapitalization, Reorganization, is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such capital reorganization, reclassification, recapitalization,

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Reorganization, liquidation or winding up. Such notice shall be given by first-class mail, postage prepaid, at least ten (10) business days prior to the date specified in such notice on which such action is to be taken.

10.          Definitions. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Conversion Rate” has the meaning set forth in Section 5(b).

“Applicable Conversion Value” has the meaning set forth in Section 5(c).

“Base Amount” means $2,000 per share of Series A Preferred Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares).

“Common Stock” means the Corporation’s Common Stock as defined in the Second Amended and Restated Certificate of Incorporation of the Corporation, dated December 27, 2007

“Corporation” has the meaning set forth in the preamble hereof.

“Conversion Date” has the meaning set forth in Section 5(h).

“Credit Facility Cashflow” has the meaning set forth in that certain Indenture, dated September 9, 2004, by and among the Corporation, as borrower, The Bank of New York Trust Company, N.A., as trustee, and certain of the Corporation’s subsidiaries, as amended; provided, however, that Credit Facility Cash Flow shall exclude the operations and effect of any (i) acquisitions by the Corporation or its subsidiaries of another Person, whether by purchase, merger, amalgamation, share exchange, or otherwise, or all or substantially all of the assets of another Person, after the date of this Certificate of Incorporation, and (ii) unusual and infrequent gains, including but not limited to, settlements or compromises of any litigation, claims or demands.

“Extraordinary Common Stock Event” has the meaning set forth in Section 5(d)(ii).

“Liquidation Amount” has the meaning set forth in Section 3(a)(i).

“Net Consideration Per Share” has the meaning set forth in Section 5(d)(i).

“Per Share Redemption Price” has the meaning set forth in Section 7(a).

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“Person” or “person” means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization or other entity or governmental authority.

“Redemption Date” has the meaning set forth in Section 7(a).

“Redemption Notice” has the meaning set forth in Section 7(b).

“Reorganization” has the meaning set forth in Section 5(f).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning set forth in the preamble hereof.

“Subsidiary” means any corporation, association or other entity of which more than fifty percent (50%) of the total voting power of shares of stock or other equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is, at the time any determination is being made, owned or controlled, directly or indirectly, by the Corporation or one or more of its Subsidiaries, or both.

By: ________________________

Name:

Title:

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